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                                                                     EXHIBIT 3.1

                       AMENDED AND RESTATED ARTICLES OF
                                 INCORPORATION
                                      OF
                              ZYMOGENETICS, INC.

     Pursuant to the provisions of RCW 23B.10.070 of the Washington Business Corporation Act, ZymoGenetics, Inc., a Washington corporation, hereby restates its Articles of Incorporation as now and heretofore amended:

                                   1.  NAME

     The name of the corporation is ZymoGenetics, Inc. (the "Corporation").

                             2.  AUTHORIZED SHARES

2.1  Authorized Capital

     The total authorized capital stock of the Corporation shall be two hundred ten million (210,000,000) shares, consisting of one hundred eighty million (180,000,000) shares of Common Stock, without par value, of which one hundred fifty million (150,000,000) shares shall be designated as Voting Common Stock ("Voting Common Stock") and thirty million (30,000,000) shares shall be designated as Non-Voting Common Stock ("Non-Voting Common Stock," and together with the Voting Common Stock, "Common Stock") and thirty million (30,000,000) shares of Preferred Stock, without par value ("Preferred Stock"), which shares may be issued in series as set forth in Section 2.3 below.

2.2  Voting and Non-Voting Common Stock

     2.2.1  Voting Rights

            The holders of Voting Common Stock shall be entitled to one vote in respect of each share held on all matters submitted to a vote of shareholders. Except as otherwise required by law, the holders of Non-Voting Common Stock shall not be entitled to notice of, or to vote at, any meeting of the shareholders of the Corporation nor to vote upon any matter relating to the business or affairs of the Corporation.
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     2.2.2  Conversion of Non-Voting Common Stock

            (a) Each outstanding share of Non-Voting Common Stock shall automatically convert into one share of Common Stock if, during the period beginning November 10, 2000 and ending the earlier of (i) the closing of an initial underwritten public offering of Common Stock in which (A) the price per share to the public would be at least 150% of the initial per share conversion price of the Series B Convertible Preferred Stock, as adjusted for stock splits and dividends and (B) in which the Corporation receives at least $50 million in gross proceeds (a "Qualified Public Offering") or (ii) November 10,2004, a majority of the outstanding shares of Series B Convertible Preferred Stock are sold, transferred or otherwise disposed of to a Strategic Investor (as defined below) in a transaction or series of related transactions ("Strategic Investor Sale Transaction"). A "Strategic Investor" is a company whose primary business, directly or indirectly, consists of the research, development, manufacture, marketing, licensing, distribution and/or sale of pharmaceutical and/or biotechnology products.

     In the event of an automatic conversion pursuant to this paragraph (a) of
Section 2.2.2, the outstanding shares of Non-Voting Common Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Corporation shall
                                   -----------------
not be obligated to issue certificates evidencing the shares of Voting Common Stock issuable upon such automatic conversion unless the certificates evidencing the shares of Non-Voting Common Stock are either delivered to the Corporation or its transfer agent or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation incurred by it in connection with such certificates.

          (b) Each share of Non-Voting Common Stock shall be convertible into one fully paid and nonassessable share of Voting Common Stock at any time at the election of the holder thereof subject to the condition that the holder thereof delivers to the Corporation, together with the instruments prescribed by paragraph (c) below, a certificate of such holder (a "Conversion Eligibility Certificate") to the effect that upon such conversion and after giving effect thereto, such holder and all affiliates (within the meaning of Rule 12b-2 of the General Securities Rules and Regulations under the Securities Exchange Act of 1934, as amended ("Exchange Act")), subsidiaries and every other person who constitutes a "group" with such holder for purposes of Section 13(d) of the Exchange Act (collectively, "Affiliates") will collectively own beneficially and of record no more than 49% of the then outstanding shares of voting capital stock of the Corporation; provided, however, that during the
                          -----------------

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period commencing November 10, 2000 and ending the earlier of (i) November 10,
2004 (ii) the closing of a Qualified Public Offering, or (iii) the consummation of a Strategic Investor Sale Transaction, in the event that the holder thereof is a person other than Novo Nordisk Pharmaceuticals, Inc. ("NNPI") or an Affiliate of NNPI, such holder's right to convert any shares of Non-Voting Common Stock hereunder shall be subject to the further condition, and such holder's Conversion Eligibility Certificate shall so state, that upon such conversion and after giving effect thereto, such holder and its Affiliates and NNPI and its Affiliates will collectively own beneficially and of record no more than 49% of the then outstanding shares of voting capital stock of the Corporation. The Corporation or its transfer agent shall rely on any such Conversion Eligibility Certificate as accurately setting forth the facts therein stated, unless the Corporation has actual knowledge of the falseness of any such statements of fact.

          (c) In order to exercise the conversion privilege in paragraph (b) above, a holder of Non-Voting Common Stock shall surrender to the Corporation at its principal offices, or to any transfer agent for the Corporation, a certificate or certificates for the Non-Voting Common Stock to be converted together with (i) a Conversion Eligibility Certificate and (ii) a written notice to the Corporation that such holder has elected to convert such shares, or, if less than all shares represented by such certificate are to be converted, the portion of the shares represented thereby to be converted. Such notice shall also state the name or names (with addresses) in which the certificates for shares of Voting Common Stock issuable upon such conversion shall be issued. Non-Voting Common Stock shall be deemed converted for all purposes including without limitation the taking of a record date for a meeting of the shareholders of the Corporation, upon receipt by the Corporation or its transfer agent of such certificates evidencing such shares accompanied by a Conversion Eligibility Certificate and such notice of election to convert.

          (d) Upon conversion of any certificate evidencing Non-Voting Common Stock which is converted in part only, the Corporation shall cause to be executed and delivered to the holder thereof, at the expense of the Corporation, a new certificate evidencing the balance of the Non-Voting Common Stock which was not so converted.

          (e) The Corporation shall not be required to issue or deliver any certificate unless and until the holder or transferor of the shares so surrendered has paid to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

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          (f)   The Corporation shall at all times reserve and keep available out of its authorized but unissued Voting Common Stock the full number of shares of such stock into which all shares of Non-Voting Common Stock from time to time outstanding are convertible.

          (g) Shares of Non-Voting Common Stock which are converted into shares of Voting Common Stock as provided herein shall not be reissued.

          (h) In the event of any stock split, combination or other reclassification of shares of Voting Common Stock and Non-Voting Common Stock, each share of Voting Common Stock and Non-Voting Common Stock shall be treated equally; provided, however, that in any such transaction, only holders of Voting
         -----------------
Common Stock shall receive shares of Voting Common Stock and only holders of Non-Voting Common Stock shall receive shares of Non-Voting Common Stock.

2.3  Issuance of Preferred Stock in Series

     Of the total number of authorized shares of Preferred Stock, 2,528,000 shares shall be designated Series A Convertible Preferred Stock and 4,011,768 shares shall be designated Series B Convertible Preferred Stock, and each such series shall have the powers, preferences and other rights, qualifications, limitations and restrictions set forth in Section 2.4 below. The remaining shares of Preferred Stock may be issued from time to time in one or more series in any manner permitted by law and the provisions of these Amended and Restated Articles of Incorporation, as determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance thereof, prior to the issuance of any shares thereof. The Board of Directors shall have the authority to fix and determine and to amend, subject to the provisions hereof, the designations, powers, preferences and relative participating, optional or other rights, if any, and qualifications, limitations or other restrictions of the shares of any series that is wholly unissued or to be established and the number of shares constituting any such series. Unless otherwise specifically provided in the resolution establishing any series, the Board of Directors shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series, but not below the number of shares of such series then outstanding.

2.4  Designation of Series A and Series B Stock

     Of the total number of authorized shares of Preferred Stock, 2,528,000 shares are designated Series A Convertible Preferred Stock,no no par value per share (the "Series A Stock"), and 4,011,768 shares of Preferred Stock are designated Series B Convertible Preferred Stock, no par value per share (the "Series B Stock"). The rights, preferences, restrictions, and other matters relating to the Series A Stock and the Series B Stock are set forth below.

                                      -4-
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     2.4.1 Dividend Rights of Series A and Series B Stock

     (a) Subject to the rights of holders, if any, of shares of Preferred Stock then outstanding having a right to dividends ranking equal or superior to the rights of holders of the Series A Stock and Series B Stock, the holders of the Series A Stock and Series B Stock shall be entitled to receive, out of any assets of this Corporation legally available therefor, a cumulative dividend of eight percent (8%) per annum on the then current Liquidation Value (as defined in Section 2.4.2 below). Such cumulative dividends shall accrue on a quarterly basis from and after November 10, 2000, and shall be paid when, as and if declared by the Corporation's Board of Directors. No dividend (other than dividends payable solely in Common Stock) or, except as provided in paragraph
(c) below, other distributions shall be paid with respect to any shares of Common Stock, or any shares of capital stock of this Corporation ranking junior to the Series A Stock and Series B Stock with respect to the payment of dividends (the "Junior Capital Stock") unless the holders of the Series A Stock and Series B Stock are first paid (i) all accrued but unpaid dividends with respect to their Series A Stock and Series B Stock, respectively, and (ii) a dividend per share of Series A Stock and Series B Stock equal to the dividend that would be payable on the number of shares of Common Stock into which each share of Series A Stock and Series B Stock is then convertible pursuant to
Section 2.4.4.1.

     (b) Dividends payable under paragraph (a) above shall be paid by forwarding a check, postage prepaid, to the address of each holder (or, in the case of joint holders, to the address of any such holder) of Series A Stock or Series B Stock, as shown on the books of this Corporation, or to such other address as such holder specifies for such purpose by written notice to this Corporation. The forwarding of such check shall satisfy all obligations of this Corporation with respect to such dividends, unless such check is not paid upon timely presentation.

     (c) Each holder of an outstanding share of Series A Stock or Series B Stock shall be deemed to have consented to distributions made by this Corporation in connection with its repurchase of shares of Common Stock issued to or held by officers, directors or employees of, or consultants to, this Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements (whether now existing or hereafter entered into) providing for the right of repurchase between this Corporation and such persons upon termination of employment or services.

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     (d)   Upon conversion of any shares of Series A Stock or Series B Stock into Common Stock, all accrued and unpaid dividends with respect to such shares will be relinquished.

     2.4.2 Liquidation Rights of Series A and Series B Stock

     (a) In the event of any liquidation, dissolution or winding up of this Corporation, whether voluntary or involuntary (including liquidation following the sale or disposition of all or substantially all of the Corporation's assets) after payment or provision for payment of the Corporation's debts or obligations, the holders, if any, of each share of Series A Stock and each share of Series B Stock then outstanding shall be entitled to receive (in preference to the holders of Common Stock) out of the assets of this Corporation available for distribution to its shareholders, an amount equal to the greater of: (i)
                                                             -------
$37.39 per share plus all accrued but unpaid dividends thereon (the "Liquidation Value") or (ii) the pro rata portion of the assets of the Corporation available for distribution which the holders of Series A and Series B Stock would be entitled to receive on an as-converted basis together with the holders of Voting and Non-Voting Common Stock. If upon the occurrence of such a liquidation, dissolution or winding up of this Corporation, the assets and funds distributed to the holders of Series A and Series B Stock are insufficient to permit the payment to such holders of the full Liquidation Value, then the entire assets of the Corporation legally available for distribution shall be distributed ratably among the holder of Series A and Series B stock in proportion to the Liquidation Value each such holder is otherwise entitled to receive.

     (b) For purposes of this Section 2.4.2, the following shall be treated as a liquidation of this Corporation: (i) a merger of consolidation of the Corporation with or into any other entity or entities or the merger of any other entity or entities into the Corporation, in either case in which the shareholders of the Corporation receive distributions in cash or securities of another entity or entities as a result of such consolidation or merger, and in which the shareholders of the Corporation, immediately prior to such merger or consolidation, hold, immediately after such merger or consolidation, less than a majority of the outstanding voting securities of the surviving or successor entity or its parent, or (ii) a sale of all or substantially all of the assets of the Corporation.

     (c) Any securities to be delivered pursuant to Section 2.4.2(a) above shall be valued as follows:

           (i) securities not subject to investment letter or other similar restrictions on free marketability:

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                    (A)   if traded on a nationally recognized securities
exchange or on the Nasdaq National Market, the value shall be deemed to be the average of the closing sale prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing of the relevant transaction;

                    (B) if actively traded over-the-counter or through an automated dealer quotation system (other than the Nasdaq National Market), the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 30-day period ending three (3) days prior to the closing; and

                    (C) if there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least 75% of the then-outstanding shares of Series A Stock and Series B Stock; provided, however, that if the Corporation and such holders
                --------- --------
cannot agree on the fair market value of such securities, the Corporation will retain, at its expense, a nationally recognized independent investment banking firm, reasonably acceptable to holders of at least 75% of the then-outstanding shares of Series A Stock and Series B Stock to value such securities, and such valuation shall be deemed the fair market value thereof for purposes of this
Section 2.4.2.

             (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs 2.4.2(c)(i)(A), (B), or (C) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least 75% of the then-outstanding shares of Series A Stock and Series B Stock; provided, however, that if the Corporation and such holders cannot agree on an
--------- --------
appropriate discount, the Corporation will retain at its expense, a nationally recognized independent investment banking firm, reasonably acceptable to holders of at least 75% of the then-outstanding shares of Series A Stock and Series B Stock to determine an appropriate discount, and the discount established by such firm shall be determinative for purposes of this Section 2.4.2 (c) (ii).

      2.4.3  Voting Rights of Series A and Series B Stock

      (a) Each holder of Series B Stock shall be entitled to vote on all matters submitted to a vote of shareholders and shall be entitled to that number of votes equal to the total number of shares of Voting Common Stock into which such holder's shares of Series B Stock are convertible, at the record date for the determination of shareholders entitled to vote or consent on such matter, or, if no such record date is established, at the date on which notice of the meeting of shareholders at which the vote is to be taken is mailed, or the date any written consent of shareholders is

                                      -7-
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solicited if the action is to be taken by written consent. Fractional votes will not be permitted, but will be rounded up or down to the nearest whole number. Except as otherwise expressly provided herein or by the Washington Business Corporation Act, the holders of shares of Series B Stock and Voting Common Stock shall vote together as a single class on all matters.

     (b) So long as any shares of Series B Stock remain outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series B Stock, consenting or voting (as the case may be) separately as a class:

           (i) Amend or repeal any provision of the Corporation's articles of incorporation or by-laws, change the number of Directors of the Corporation from nine (9);

           (ii) Unless approved by a unanimous vote of the Board of Directors create any new class or series of Preferred Stock ranking senior to or on parity with the Series B Stock;

           (iii) Authorize or pay any dividends (other than dividends on Preferred Stock) or redeem or repurchase any capital stock of the Corporation (other than the repurchase of stock from employees or consultants pursuant to the Corporation's repurchase rights under vesting provisions related to the length of service or employment of such employees or consultants at purchase prices initially paid by such employees or consultants);

           (iv) Effect a liquidation, dissolution, merger, consolidation or sale of all or substantially all of the assets of the Corporation;

           (v) Enter into any transaction out of the ordinary course of business involving the acquisition by the Corporation of any other businesses or material amounts of assets, or the establishment of any material joint ventures by the Corporation, unless fewer than three of members of the Board of Directors vote against such a transaction; or

           (vi) Transfer, by sale or license, any material portion of the assets of the Corporation out of the ordinary course of business, unless fewer than three members of Board of Directors vote against such transfer.

     The foregoing requirements shall terminate upon the consummation of a Strategic Investor Sale Transaction (as defined in Section 2.2.2(a) above).

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     (c)   So long as any shares of Series A Stock remain outstanding, consent of the holders of at least a majority of the then-outstanding shares of Series A Stock shall be required for any action that creates any new class or series of Preferred Stock ranking senior to or on parity with Series A Stock, unless fewer than four members of the Board of Directors vote against the creation of such new series or class of stock. Except as otherwise provided in this paragraph
(c), paragraph (d) below and Section 2.4.4.11 below, or as required by law, the holders of Series A Stock shall not be entitled to notice of, or to vote at, any meeting of the shareholders of the Corporation nor to vote upon any matter relating to the business or affairs of the Corporation; provided, however, that
                                                        --------- -------
upon the consummation of a Strategic Investor Sale Transaction (as defined in Section 2.2.2(a) above), each holder of Series A Stock shall be entitled to vote on all matters submitted to a vote of shareholders and shall be entitled to that number of votes equal to the total number of shares of Voting Common Stock into which such holder's shares are, pursuant to Section 2.4.4.1(b), convertible, at the record date for the determination of shareholders entitled to vote or consent on such matter, or, if no such record date is established, at the date on which notice of the meeting of shareholders at which the vote is to be taken is mailed, or the date any written consent of shareholders is solicited if the action is to be taken by written consent. In such event, fractional votes will not be permitted, but will be rounded up or down to the nearest whole number, and except as otherwise expressly provided herein or by the Washington Business Corporation Act, the holders of shares of Series A Stock, Series B Stock and Voting Common Stock shall vote together as a single class on all matters.

     (d) So long as any shares of Series A Stock remain outstanding, at any annual or special meeting at which the Board of Directors is elected (or with respect to any written consent in lieu thereof), the holders of the outstanding shares of Series A Stock, voting separately as a class, shall be entitled to elect two (2) Directors. So long as any shares of Series B Stock remain outstanding, at any annual or special meeting at which the Board of Directors is elected (or with respect to any written consent in lieu thereof), the holders of the outstanding shares of Series B Stock, voting separately as a class, shall be entitled to elect three (3) Directors.

            2.4.4.1  Conversion of Series A and Series B Stock

     The Series A Stock and Series B Stock shall be convertible into shares of Non-Voting or Voting Common Stock (as the case may be) on the following terms and conditions:

     (a) Each share of Series B Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this

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Corporation or any transfer agent for the Series B Stock, into such number of fully paid and nonassessable shares of Voting Common Stock as is determined by dividing $37.39 (the "Original Series B Issue Price") by the Series B Conversion Price at the time in effect for such share. The price at which shares of Voting Common Stock shall be deliverable upon conversion (the "Series B Conversion Price") shall initially be $37.39; provided, however, that the Series B Conversion Price shall be subject to adjustment as provided in Section 2.4.4.4 below.

     (b) Each share of Series A Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this Corporation or any transfer agent for the Series A Stock, into such number of fully paid and nonassessable shares of (i) in the case of a conversion effected prior to the consummation of a Strategic Investor Sale Transaction (as defined in Section 2.2.2 (a) above), Non-Voting Common Stock or
(ii) in the case of a conversion effected after the consummation of a Strategic Investor Sale Transaction, Voting Common Stock as is determined by dividing $37.39 (the "Original Series A Issue Price") by the Series A Conversion Price at the time in effect for such share. The price at which shares of Common Stock shall be deliverable upon conversion (the "Series A Conversion Price") shall initially be $37.39; provided, however, that the Series A Conversion Price shall be subject to adjustment as provided in Section 2.4.4.4 below.

           2.4.4.2  Automatic Conversion

     (a) Upon the earlier of the closing of a Qualified Public Offering or an election signed by the holders of a majority of the then-outstanding Series B
Stock:

           (i) each outstanding share of Series A Stock shall automatically be converted into such number of fully paid and nonassessable shares of Non-Voting Common Stock (or, if a Strategic Investor Sale Transaction has been consummated prior to such conversion, Voting Common Stock) as is determined by dividing the Original Series A Issue Price by the Series A Conversion Price then in effect; and

           (ii) each outstanding share of Series B Stock shall automatically be converted into such number of fully paid and nonassessable shares of Voting Common Stock as is determined by dividing the Original Series B Issue Price by the Series B Conversion Price then in effect.

     Any conversion pursuant to this Section 2.4.4.2(a) shall be effected without any action by the holder of such Series A Stock or Series B Stock and whether or not certificates representing shares are surrendered to this Corporation or any transfer agent for the Series A Stock and Series B Stock.

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     (b)   Each share of Series B Stock held by a person who elects not to participate on a pro-rata basis as determined in accordance with Section 2.3 of that certain Shareholders' Agreement dated as of November 10, 2000 among the Company and certain shareholders (the "Shareholders' Agreement"), in any future sales by the Corporation of Company Securities (as defined in such Shareholders' Agreement) in which the price per share (determined on an as-converted-to-Common Stock basis) of the Company Securities sold in such transaction is less than the Original Series B Issue Price (as adjusted for stock splits, stock dividends, recapitalizations and similar events) shall, upon the consummation of such transaction, automatically be converted into such number of shares of Voting Common Stock as is determined by dividing the Original Series B Issue Price by the Series B Conversion Price in effect immediately prior to, and without giving effect to, such transaction.

     (c)   In the event of an automatic conversion pursuant to paragraph (a) or
(b) of this Section 2.4.4.2, the outstanding shares of Series A Stock or Series B Stock, as the case may be, shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue
       -----------------
certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing the shares of Series A Stock or Series B Stock, as the case may be, are either delivered to the Corporation or its transfer agent or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation against any losses incurred by it in connection with such certificates.

           2.4.4.3  Mechanics of Conversion

     Before any holder of Series A Stock or Series B Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series A Stock and/or Series B Stock, and shall give written notice by mail, postage prepaid, to this Corporation at its principal corporate office, of the election to convert the same and shall state the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable, issue and deliver at such office to such holder of Series A Stock or Series B Stock or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Stock or Series B Stock to be converted, and the person or persons

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

entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series A Stock or Series B Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Stock or Series B Stock shall not be deemed to have converted such stock until immediately prior to the closing of such sale of securities.

     In the event some but not all of the shares of Series A Stock or Series B Stock represented by a certificate or certificates surrendered by a holder are converted, this Corporation shall execute and deliver to or on the order of the holder, at the expense of this Corporation, a new certificate representing the shares of Series A Stock or Series B Stock that were not converted.

           2.4.4.4 Conversion Price Adjustments of Series A and Series B Stock

     (a) If this Corporation shall issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the respective Series A Conversion Price and/or Series B Conversion Price, as the case may be, in effect immediately prior to the issuance of such Additional Stock, the Series A Conversion Price and/or Series B Conversion Price upon such issuance (except as otherwise provided in this Section 2.4.4.4) shall be adjusted (unless such adjustment is waived by written agreement of the holders of a majority of the outstanding shares of Series A, Series B Stock and any other capital stock having the power to require an adjustment to the then effective conversion price as a result of the issuance of Additional Stock), to a price equal to the quotient obtained by dividing the total computed under clause (i) below by the total computed under clause (ii) below:

           (i) an amount equal to the sum of (A) the result obtained by multiplying the number of shares of Common Stock deemed outstanding immediately prior to such issuance (which shall include the actual number of shares outstanding plus all shares issuable upon the conversion or exercise of all outstanding convertible securities, warrants and options) by the Series A Conversion Price or Series B Conversion Price, as applicable, then in effect, and (B) the aggregate consideration, if any, received by this Corporation upon the issuance of such Additional Stock;

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

           (ii) the number of shares of Common Stock of this Corporation outstanding immediately after such issuance (including the shares deemed outstanding as provided above).

     (b) No adjustment of the Series A Conversion Price or Series B Conversion Price shall be made in an amount less than $0.05 per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be taken into account in any subsequent adjustment made to the Series A Conversion Price or the Series B Conversion Price, as applicable. Except as provided in subsections 2.4.4.4(e)(iii) and (iv) below, no adjustment of the Series A Conversion Price or Series B Conversion Price, as applicable, shall have the effect of increasing the Series A Conversion Price or Series B Conversion Price above the Series A Conversion Price or Series B Conversion Price, respectively, in effect immediately prior to such adjustment.

     (c) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid before deducting any discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with its issuance and sale.

     (d) In the case of the issuance of Common Stock for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be its fair value as determined by the Corporation's Board of Directors irrespective of any accounting treatment.

     (e) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities (which options, rights, convertible or exchangeable securities are not excluded from the definition of Additional Stock), the following provisions shall apply:

           (i) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued for a consideration equal to the consideration (determined in the manner provided in Sections 2.4.4.4(c) and (d) above) received by this Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby, but no further adjustment to the Series A Conversion Price or Series B Conversion Price shall be made for the actual issuance of Common Stock upon the exercise of such options or rights in accordance with their terms;

           (ii) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued for a consideration equal to the consideration received by this Corporation for any such securities and related options or rights, plus the additional consideration, if any, to be received by this Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 2.4.4.4(c) and (d) above), but no further adjustment to the Series A Conversion Price or Series B Conversion Price shall be made for the actual issuance of Common Stock upon the conversion or exchange of such securities in accordance with their terms;

           (iii) if such options, rights or convertible or exchangeable securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to this Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price or Series B Conversion Price computed upon the original issue thereof, and any subsequent adjustments based thereon, shall, upon such increase or decrease becoming effective, be recomputed to reflect such increase or decrease with respect to such options, rights and securities not already exercised, converted or exchanged prior to such increase or decrease becoming effective, but no further adjustment to the Series A Conversion Price or Series B Conversion Price shall be made for the actual issuance of Common Stock upon the exercise of any such options or rights or the conversion or exchange of such securities in accordance with their terms;

           (iv) upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series A Conversion Price or Series B Conversion Price shall promptly be readjusted to such Series A Conversion Price or Series B Conversion Price as would have been obtained had the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities; and

           (v) if any such options or rights shall be issued in connection with the issue and sale of other securities of this Corporation, together comprising one integral transaction in which no specific consideration is allocated to such options or rights by the parties thereto, such options or rights shall be deemed to have been issued for such consideration as determined in good faith by the Corporation's Board of Directors.

     (f) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 2.4.4.4 (e)) by this Corporation after November 10, 2000, other than:

           (i)   Common Stock issued pursuant to a transaction described in
Section 2.4.4.4(g);

           (ii) Shares of Common Stock and options therefor, issued to directors, officers, employees or consultants of this Corporation pursuant to a stock option, stock purchase, or other equity incentive plan or agreement approved by the Board of Directors of this Corporation (an "Employee Stock Plan");

           (iii) Common Stock issued or issuable upon conversion of Series B Stock or Series A Stock;

           (iv) Such additional securities that are designated as excluded from the definition of Additional Stock by the written consent of holders of a majority of the outstanding Series B Stock, Series A Stock and any other capital stock having the power to require an adjustment to the then effective conversion price as a result of the issuance of Additional Stock;

           (v)   Common Stock issued pursuant to Qualified Public Offering;

           (vi) Common Stock issued or issuable upon conversion or exercise of any securities convertible into or exchangeable or exercisable for shares of Common Stock issued to licensors, lessors, suppliers, vendors, corporate partners or other contractors pursuant to arrangements approved by the Board of Directors of this Corporation; and

     (g) Upon the happening of an Extraordinary Common Stock Event (as defined below) after November 10, 2000, the Series A Conversion Price and/or the Series B Conversion Price, as applicable, shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then effective Series A Conversion Price or Series B Conversion Price, as applicable, by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Series A Conversion Price or Series B Conversion Price, as applicable. The Series A Conversion Price and Series B Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events. "Extraordinary Common Stock Event" shall mean (i) the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock of this Corporation, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

          2.4.4.5  Other Distributions

     In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 2.4.4.4, then, in each such case for the purpose of this Section 2.4.4.5, the holders of the Series A Stock and Series B Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of Series A Stock or Series B Stock, respectively, are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

          2.4.4.6  Recapitalizations

     If the Common Stock issuable upon the conversion of Series A Stock or Series B Stock shall be changed into the same or a different number of shares of any class or classes of stock of this Corporation, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section
2.4.4 or a merger, consolidation, share exchange or reorganization provided for in Section 2.4.2 and except as contemplated by Section 2.2.2(a)), then and in each such event each share of Series A Stock and Series B Stock shall be convertible into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by the number of shares of Common Stock into which such share of Series A Stock and Series B Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

          2.4.4.7 No Fractional Shares; Certificates as to
                        Adjustment

     (a) No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series A Stock or Series B Stock, but this Corporation shall pay to the holder of such shares a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by this Corporation's Board of Directors) at the close of business on the applicable conversion date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series A Stock and Series B Stock being converted at any one time by any holder, not upon each share of Series A Stock or Series B Stock being converted.

     (b) In each case of an adjustment or readjustment of the Series A Conversion Price or Series B Conversion Price, as applicable, this Corporation at its expense will furnish each holder of Series A Stock or Series B Stock, as applicable, with a certificate, signed by this Corporation's Chief Financial Officer or Treasurer, showing such adjustment or readjustment and stating in detail the facts upon which such adjustment or readjustment is based.

          2.4.4.8  Notices of Record Date

     In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or other securities or property, or to receive any other right, this Corporation shall mail to each holder of Series A Stock and Series B Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          2.4.4.9  Reservation of Stock Issuable Upon Conversion

     This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock such number of its shares of Common Stock as shall be sufficient to effect the conversion of all outstanding shares of the Series A Stock and Series B Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Stock and Series B Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

          2.4.4.10  Redemption of Series A and Series B Stock

     (a) This Corporation shall redeem, from any source of funds legally available therefor, on November 10, 2007, or such later date consented to in writing by the holders of a majority of the then outstanding shares of Series B Stock which is one or more anniversaries after such date (the "Redemption Date"), all outstanding shares of Series A Stock and Series B Stock. The Corporation shall effect such redemption by paying in cash in exchange for each share of Series A Stock and Series B Stock to be redeemed a sum equal to the Liquidation Value of such share ("Redemption Value").

     (b) At least fifteen (15) days prior to the Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the date on which notice is given) of outstanding shares of Series A Stock or Series B Stock, as the case may be, to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the Redemption Date, the Redemption Value, and the place at which payment may be obtained, and calling upon such holder to surrender to the Corporation (or its transfer agent) such holder's certificate or certificates evidencing the shares to be redeemed (the "Redemption Notice"). Except as provided in paragraph (c) of this Section 2.4.4.10, on or after the Redemption Date, each holder of outstanding shares of Series A Stock or Series B Stock to be redeemed shall surrender to the Corporation (or the transfer agent designated in the Redemption Notice) the certificate or certificates evidencing the shares to be redeemed, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. Each surrendered certificate shall thereupon be cancelled.

     (c) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of outstanding shares of Series A Stock or Series B Stock as holders of Series A Stock or Series B

Stock (except the right to receive the Redemption Price without interest upon surrender of their certificates in the manner described in the Redemption Notice) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed outstanding for any purpose whatsoever. If the funds of the Corporation legally available on the Redemption Date for redemption of shares of Series A Stock and Series B Stock are insufficient to redeem the total number of shares of Series A Stock and Series B Stock to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of shares ratably among the holders of such shares based on their holdings of Series A Stock and Series B Stock. The shares of Series A Stock and Series B Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Stock and Series B Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation was obligated to redeem on the Redemption Date but which was not redeemed.

          2.4.4.11  Covenants

     In addition to any other rights provided by law this Corporation shall not, without first obtaining the written consent, authorization or waiver of not less than a majority of both the Series A Stock and the Series B Stock, with each voting separately as a class, which consent, authorization or waiver may be obtained without the necessity of formal shareholder action or of notice to the holders of any shares of capital stock not expressly empowered with such right to consent, authorize or waive:

          (a) authorize or issue (or obligate itself to authorize or issue) any security of this Corporation ranking senior to the Series A Stock or Series B Stock;

          (b) take any action which adversely affects the preferences, privileges, restrictions or other rights of the Series A Stock or Series B Stock; or

          (c) effect an increase or decrease in the number of authorized shares of Series A Stock or Series B Stock (as a series).

          2.4.4.12  Notices

     Any notice required by the provisions of this Section 2.4 to be given to the holders of shares of Series A Stock or Series B Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of this Corporation.

2.5  Elimination of Preferred Stock Provisions Upon Conversion of
     Outstanding Shares

     When, as a result of the conversion of the outstanding shares of Preferred Stock into Common Stock, no shares of such Preferred Stock remain outstanding,
Section 2.4 of these Articles of Incorporation shall no longer be in effect and operative.

                             3.  PREEMPTIVE RIGHTS

     Shareholders of the Corporation shall have no preemptive rights under RCW 23B.06.300, or its successor, to acquire additional shares of this Corporation.

                             4.  CUMULATIVE VOTING

     The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of this Corporation.

                                 5.  DIRECTORS

     Following an event in which all outstanding shares of Preferred Stock of this Corporation convert into Common Stock (a "Full Conversion Event"), the number of Directors of this Corporation shall be determined, and the Directors of this Corporation shall be elected and removed from office, as provided in this Article 5.

     The number of Directors of this Corporation shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein. Prior to the first annual election of Directors following such a Full Conversion Event, unless a Director earlier dies, resigns or is removed, his or her term of office shall expire at the next annual meeting of shareholders. At the first annual election of Directors following such a Full Conversion Event, the Board of Directors shall be divided into three classes, with said classes to be as equal in number as may be possible, with any Director or Directors in excess of the number divisible by three being assigned to Class 3 and Class 2, as the case may be. At the first election of Directors to such classified Board of Directors, each Class 1 Director shall be elected to serve until the next ensuing annual meeting of shareholders, each Class 2 Director shall be elected to serve until the second ensuing annual meeting of shareholders and each Class 3 Director shall be elected to serve until the third ensuing annual meeting of shareholders. At each annual meeting of shareholders following the meeting at which the Board of Directors is initially classified, the number of Directors equal to the number of Directors in the class whose term expires at the time of such meeting shall be elected to serve until the third ensuing annual meeting of shareholders. Notwithstanding any of the foregoing provisions of this Article, Directors shall serve until their successors are elected and qualified or until their earlier death, resignation or removal from office, or until there is a decrease in the number of Directors.

     The Directors of this Corporation may be removed only for cause.

          6.  SHAREHOLDER ACTIONS BY CONSENT

     Any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting or a vote if the action is taken by written consent of all shareholders entitled to vote on the action.

            7.  REGISTERED OFFICE AND AGENT

     The address of the registered office of the Corporation is 1201 Third Avenue, 48/th/ Floor, Seattle, Washington, 98101, and the name of the registered agent at such address is Lawco of Washington, Inc.

               8.  AMENDMENT OF ARTICLES

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on shareholders and Directors are subject to this reserved power. Following a Full Conversion Event, the limitations on amendment of these Articles of Incorporation set forth in Section 8.1, 8.2 and 8.3 shall apply.

8.1  Supermajority Voting

     Except as provided in Section 8.2 or Section 8.3, the following provisions in these Articles of Incorporation may be amended or repealed only upon the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote thereon and, to the extent, if any, provided by resolution adopted by the Board authorizing the issuance of a class or series of Common Stock or Preferred Stock, by the affirmative vote of the holders of at least two-thirds of the outstanding shares of such class or series, voting as a separate voting group:

     Article 5 ("Directors")

     Article 8 ("Amendment of Articles ")

     Article 9 ("Limitation of Director Liability")

     Article 10 ("Indemnification")

     Article 12 ("Special Meeting of Shareholders")

8.2  Majority Voting

     Notwithstanding the provisions of Section 8.1, and except as provided in
Section 8.3, an amendment or repeal of an Article identified in Section 8.1 that is approved by a majority of the Continuing Directors (as defined in Section 8.4), voting separately and as a subclass of Directors, shall require the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote thereon and, to the extent, if any, provided by resolution adopted by the Board authorizing the issuance of a class or series of Common Stock or Preferred Stock or required by the provisions of the Washington Business Corporation Act, by the affirmative vote of the holders of at least a majority of the outstanding shares of such class or series, voting as a separate voting group.

8.3  No Shareholder Vote

     Notwithstanding the provisions of Section 8.1 or 8.2 hereof, if the amendment or repeal of any Article not identified in Section 8.1 shall have been approved by a majority of the Continuing Directors, voting separately and as a subclass of Directors, and if such amendment or repeal is not otherwise required to be approved by this Corporation's shareholders pursuant to the provisions of the Washington Business Corporation Act or of these Articles of Incorporation other than this Article 8, then no vote of the shareholders of this Corporation shall be required for approval of such amendment or repeal.

8.4  Definition of Continuing Director

     For purposes of this Article 8, "Continuing Director" means any member of the Board of Directors who was a member of the Board of Directors on September 18, 2001 or who is elected to the Board of Directors after September 18, 2001 upon the recommendation of a majority of the Continuing Directors voting separately and as a subclass of Directors on such recommendation.

                     9.  LIMITATION OF DIRECTOR LIABILITY

     To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of Directors, a Director of this Corporation shall not be liable to this Corporation or its shareholders for monetary damages for conduct as a Director. Any amendments to or repeal of this Article 9 shall not adversely affect any right or protection of a Director of this Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

                             10.  INDEMNIFICATION

     This Corporation shall indemnify any individual made a party to a proceeding because that individual is or was a Director of this Corporation and shall advance or reimburse the reasonable expenses incurred by such individual in advance of final disposition of the proceeding, without regard to the limitations in RCW 23B.08.510 through 23B.08.550 of the Washington Business Corporation Act, or any other limitation which may hereafter be enacted to the extent such limitation may be disregarded if authorized by these Articles of Incorporation, to the full extent and under all circumstances permitted by applicable law.

                       11.  SPECIAL VOTING REQUIREMENTS

     Following a Full Conversion Event, to obtain approval shareholder approval in connection with any of the following corporate actions, to the extent that shareholder approval of such action is required under the Washington Business Corporation Act, such action must be approved by each voting group of shareholders entitled to vote thereon by a majority of all votes entitled to be cast by that voting group: (a) a merger, share exchange or consolidation of this Corporation with any other corporation; (b) the sale, lease, exchange or other disposition, whether in one transaction or a series of transactions, by this Corporation of all or substantially all of this Corporation's assets otherwise than in the usual and regular course of business; or (c) the dissolution of this Corporation.

                     12.  SPECIAL MEETING OF SHAREHOLDERS

     Following a Full Conversion Event, special meetings of shareholders shall be called in the manner set forth in this Article 12.

     The Chairman of the Board, the Chief Executive Officer, the President or the Board of Directors may call special meetings of the shareholders for any purpose.

Further, a special meeting of the shareholders shall be held if the holders of not less than twenty-five (25%) percent of all the votes entitled to be cast on any issue proposed to be considered at such special meeting have dated, signed and delivered to the Secretary of this Corporation, no later than twenty (20) days prior to the date of such meeting, one or more written demands for such meeting describing the purpose or purposes for which it is to be held.

                                  13.  BYLAWS

     The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of this Corporation, subject to the power of the shareholders to amend or repeal such Bylaws. The shareholders shall also have the power to amend or repeal the Bylaws of this Corporation and to adopt new Bylaws.

                 14.  RESTATEMENT OF ARTICLES OF INCORPORATION

     Following a Full Conversion Event, the Board of Directors may, at its discretion and without a vote of the shareholders of this Corporation, cause the elimination of the provisions of these Articles of Incorporation which are no longer operative and in effect by reason of such Full Conversion Event, including, without limitation, Section 2.4, and make such clerical amendments as are appropriate to effectuate any amendments to the provisions of these Articles of Incorporation that become effective upon such Full Conversion Event, by providing for the filing of restated articles of incorporation setting forth the provisions of these Articles of Incorporation, as they may be amended, which remain in effect and operative.

     DATED: ____________

                                    ZYMOGENETICS, INC.



                                    ___________________________________________
                                    By:  Bruce L. A. Carter
                                    Its: President and Chief Executive Officer